Exhibit 107

Calculation of Filing Fee Tables
Form S-1
(Form Type)
Brickell Biotech, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common stock, $0.01 par value per share (2)	457(c)	1,750,000	2.54 (3)	$4,445,000 (3)	0.0000927	$412.05
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
Total Offering Amounts						$4,445,000		$412.05
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$412.05

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(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)	Shares to be offered for sale by the selling shareholder.
(3)
The proposed maximum offering price per share and in the aggregate are based on the average of the high and low sale prices of the registrant’s common stock, as reported on The Nasdaq Capital Market on August 30, 2022, which date is within five business days prior to filing this registration statement.